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                          AMENDMENT DATED AUGUST 11, 1997
                                 TO THE ARBOR FUND
                              INVESTMENT SUB-ADVISORY
                           AGREEMENT DATED JUNE 23, 1997
                                   BY AND BETWEEN
                                   CITIZENS BANK
                                        AND
                       SYSTEMATIC FINANCIAL MANAGEMENT, L.P.


THIS AMENDMENT will join The Arbor Fund (the "Trust") as a party to the Investment Sub-Advisory Agreement dated June 23, 1997 by and between Citizens Bank and Systematic Financial Management, L.P. (the "Agreement").

FURTHER, Section 6 of the Agreement shall be replaced in its entirety with the following:

     6. COMPENSATION. For the to be provided by the Sub-Adviser pursuant to this Agreement, the Trust will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at an annual rate of .45% on the first $50 million of the Fund's average daily net assets; .35% on the next $50 million of the Fund's average daily net assets and .40% on the Fund's average daily net assets thereafter. This fee will be computed daily and paid to the Sub-Adviser monthly.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                              CITIZENS BANK
                              BY:        /s/ Dana A. Czmer
                              NAME:      Dana A. Czmer
                              TITLE:     SVP & Trust Officer

                              SYSTEMATIC FINANCIAL MANAGEMENT, L.P.
                              BY:        /s/ Charles J. Mohr
                              NAME:      Charles J. Mohr
                              TITLE:     Chief Executive Officer

                              THE ARBOR FUND
                              BY:        /s/ Barbara A. Nugent
                              NAME:      Barbara A. Nugent
                              TITLE:     VP & Asst. Secretary